Exhibit 99.1

B. Riley Financial Prices $300 Million Offering of Senior Notes Due 2026

LOS ANGELES, December 1, 2021 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial” or “the Company”), a diversified provider of business advisory and financial services, today announced it has priced an underwritten registered public offering of $300 million aggregate principal amount of 5.00% Senior Notes due 2026 (the “Notes”). The Company has granted the underwriters a 30-day option to purchase up to an additional $45 million aggregate principal amount of Notes in connection with the offering. The offering is expected to close on December 3, 2021, subject to customary closing conditions.

B. Riley Financial and this issuance of Notes each received a BBB+ rating from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The Company has applied to list the Notes on the Nasdaq Global Market under the ticker symbol “RILYG” and expects the Notes to begin trading following the closing date of this offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, including funding future acquisitions and investments, repaying and/or refinancing indebtedness (which may, at the Company’s option, include redeeming all or a portion of its existing 6.75% Senior Notes due 2024), making loans and/or providing guaranty or backstop commitments to its clients in the ordinary course of business, making capital expenditures and funding working capital.

B. Riley Securities, Janney Montgomery Scott, Oppenheimer & Co., Ladenburg Thalmann, William Blair and InspereX are acting as book-running managers for this offering. EF Hutton, division of Benchmark Investments, LLC, is acting as lead manager for this offering. Aegis Capital Corp., Boenning & Scattergood, Brownstone Investment Group, Colliers Securities LLC, Huntington Capital Markets, Newbridge Securities Corporation and Wedbush Securities are acting as co-managers.

The Notes will be offered under the Company’s shelf registration statement on Form S-3ASR, which was automatically effective upon filing with the Securities and Exchange Commission (the “SEC”) on January 28, 2021. The offering is being made only by means of a prospectus supplement and accompanying base prospectus, which will be filed with the SEC and be made available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus, when available, may be obtained from B. Riley Securities by calling (703) 312-9580 or emailing prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. The Company operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services.

www.brileyfin.com | NASDAQ: RILY

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the senior notes offering and the intended use of proceeds. Factors that could cause actual results to differ include (without limitation) the possibility that the notes offering will not be consummated at the expected time, on the expected terms, or at all; the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	press@brileyfin.com
(212) 409-2424	(646) 885-5425

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Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY